Exhibit r.1

StoneCastle Financial Corp.

Code of Ethics

September 2014

INTRODUCTION

StoneCastle Financial Corp. (the “Company”) and its investment advisor, StoneCastle Asset Management LLC (the “Advisor”) are committed to the highest ethical standards and to conducting their business with the highest level of integrity. All Employees are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Ethics (the “Code”). Capitalized terms not defined in the body of the text of this Code are defined at the end of the Code.

This Code has been adopted by the Board of Directors (the “Board”) of the Company, including a majority of the Independent Directors, in accordance with Rule 17j-1(c) under the Investment Company Act. Rule 17j-1 generally describes fraudulent or manipulative practices with respect to purchases or sales of Securities held or to be acquired by an investment company registered under the Investment Company Act if affected by Access Persons.

All Employees must acknowledge in writing that they have received, understand, and will abide by the policies and procedures contained in this Code, upon commencement of employment, annually and upon any material change to this Code.

This Code includes certain forms that Employees can use to make disclosures or seek pre-clearances. In some situations it may be impractical for an Employee to print, execute, and submit a paper form. In these instances Employees may generally complete, sign, and submit the form electronically, inserting “/s/ NAME” in the signature line.

CODE OF ETHICS

Purpose of this Code

This Code is intended to help the Company, the Advisor and Employees:

•                  comply with Federal Securities Laws;

•                  recognize ethical issues and take the appropriate steps to resolve those issues;

•                  deter ethical violations to avoid any abuse of a position of trust and responsibility;

•                  report unethical or illegal conduct; and

•                  reaffirm and promote the Company’s commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of the Company that no affiliated person of its organization nor (if applicable) the Company’s principal underwriter, shall, in connection with the purchase and sale, directly or indirectly, by such person of any Security Held or to be Acquired by the Company:

•                  employ any device, scheme or artifice to defraud the Company;

•                  make any untrue statement of a material fact or omit to state to the Company a material fact in order to make the statement made, in light of the circumstances under which it was made, not misleading;

•                  engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or

•                  engage in any manipulative practices with respect to our business activities.

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, the Company and its Advisor and their Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code. All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable: (i) the Company to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge her duties under the Code.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Company, and engaging in other professional activities.

Reporting Violations

Improper actions by the Company, the Advisor and their Employees could have severe negative consequences for Investors, the Company, its Advisor and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect the fiduciary duty of the Advisor and its affiliates to their Clients and to the Investors.

Violations of the Code may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

The Company and the Advisor will distribute this Code to each Employee upon the commencement of employment, annually, and upon any material change thereto.

All Employees must acknowledge that they have received, read, understood, and agree to comply with the Code. Each Employee should complete the attached Code of Ethics Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually and following any material change to the Code.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with the fiduciary obligations of the Advisor and its affiliates to its Clients and the Investors. Trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for the Company, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

This policy applies to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Pre-clearance Procedures

Access Persons must pre-clear all personal securities transactions, including IPOs or private placements, except as provided in Rule 17j-1 (e.g., money market funds, open-end “mutual” funds and accounts over which an Access Person has no direct or indirect influence or control). The Company may disapprove any proposed transaction, particularly if the transaction poses or appears to pose a conflict of interest or otherwise appears improper.

Access Persons must use the attached Trade Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO or a designee.

Reporting

The Company must collect information regarding the personal trading activities and holdings of all Access Persons.

Quarterly Transaction Reporting

Each quarter, Access Persons and any Independent Director deemed to be an Access Person under this Code must report all Covered Securities transactions in accounts in which they have a Beneficial Interest. Access Persons and any Independent Director deemed to be an Access Person under this Code must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Covered Security). Brokerage account information regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

Access Persons and any Independent Director deemed to be an Access Person under this Code must instruct the institution hosting their accounts to send the CCO or a designee duplicate account statements. The CCO or her designee must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on a Quarterly Reporting Form.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Covered Security), as well as all Covered Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO on or before February 14th of each year, and within 10 days of an individual first becoming an Access Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person.

In lieu of completing the Covered Securities section of the Periodic Holdings Reporting Form, Access Persons may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Access Persons should sign and date each such statement before submitting it to the CCO. Any Covered Securities not appearing on an attached account statement must be reported directly on the Covered Securities section of the Periodic Holdings Reporting Form.

If an Access Person does not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form within 10 days of becoming an Access Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•                  Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•                  Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

The Company’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

•                  Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•                  Trading opposite of Company trades;

•                  Trading ahead of the Company; and

•                  Trading that appears to be based on Material Non-Public Information.

The CCO or her designee will review all duplicate account statements submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Access Person trading with the Company’s trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Reports to the Board

The CCO shall report to the Board at each meeting regarding the following matters (to the extent not previously reported to the Board):

•                  Issues arising under this Code, including but not limited to material violations of this Code, violations that are material in the aggregate, and any sanctions imposed.

•                  With respect to any transaction not required to be reported to the Board by operation of the immediately preceding sentence that the CCO believes nonetheless may evidence violation of this Code.

•                  The Board shall consider reports made hereunder and upon discovering that a violation of this Code has occurred, the Board may impose such sanctions and penalties as they deem appropriate, including, among other things, a letter of sanction, suspension or termination of the employment of the violator.

The CCO shall report to the Board on an annual basis concerning existing personal investing procedures, violations during the prior year and any recommended changes in existing restrictions or procedures.

The Board shall review this Code and the operation of these policies at least annually.

Recordkeeping

The Company shall maintain the following records at its principal office:

•                  This Code and any related procedures, and any Code that has been in effect during the past five years shall be maintained in an easily accessible place;

•                  A record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•                  A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section 4, to be maintained in an easily accessible place;

•                  A copy of each report by the CCO to the Board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

•                  A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an IPO or in a Private Placement, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

The Advisor’s service provider shall maintain the following records at its principal office:

•                  A copy of the duplicate brokerage statements and/or confirmations for the account of an Access Person will be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

Approval Requirements

This Code and any material changes to this Code must be approved by the Board. Each such approval must be based on a determination that this Code contains provisions reasonably necessary to prevent

Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code or any amendment thereto, the Board must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code. Before initially retaining the Advisor, the Board must approve the Code of Ethics of the Advisor, and must approve any material change to the Advisor’s Code of Ethics within six months after the adoption of the change. For the avoidance of doubt, the Company’s officers may make such non-material changes to this Code as they may determine necessary or appropriate, provided that the amended Code shall be reviewed with the Board at the next regularly scheduled meeting.

Definitions

The following defined terms are used throughout this Code. Other capitalized terms are defined within specific sections of the Code.

•

Access Person — An Access Person is any director, officer, partner, or Advisory Person (as defined below) of the Company; provided, however, that the term “Access Person” will not include any Independent Director unless the Independent Director knew, or, in the course of his or her duties as a director of the Company, should have known, that within the 15 day period immediately before or after such Independent Director’s transaction in a Covered Security, the Company purchased or sold the Covered Security or the Advisor considered purchasing or selling the Covered Security.

•	Advisers Act — The Investment Advisers Act of 1940, as amended.

•

Advisory Person — An Advisory Person of the Company means: (i) any director, officer or Employee of the Company or the Advisor, or of any company in a Control relationship with the Company, who, in connection with his or her regular duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any Natural Person in a Control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a Covered Security and (iii) any Employee who has access to non-public information regarding the Company’s trading, who is involved in making Securities recommendations to the Company, or who has access to non-public Securities recommendations. All of the Advisor’s officers are presumed to be Access Persons. The term “Advisory Person” shall not include an Independent Director (as defined below).

•

Automatic Investment Plan — A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•

Beneficial Interest — An individual has a Beneficial Interest in a Security if he or she can directly or indirectly profit from the Security. An individual generally has a Beneficial Interest in all Securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household.

•	CCO — The Company’s chief compliance officer, currently Rachel Schatten.

•	CEO — The Company’s chief executive officer, currently Joshua Siegel.

•	Clients — Individuals and entities (excluding the Investors) for which the Advisor and its affiliates provide investment advisory services.

•	Control - Control has the same meaning as set forth in Section 2(a)(9) of the Investment Company Act.

•

Covered Security — Covered Security means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the government of the United States (bankers’ acceptances, bank certificates or deposits, commercial paper and high quality short-term debt instruments including repurchase agreements); and (ii) shares issued by registered open-end investment companies (i.e. mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered Covered Securities. Any questions about whether an instrument is a Security or a Covered Security for purposes of the Federal Securities Laws should be directed to the CCO.

•	Employees — Pursuant to a staffing agreement, certain officers and employees of the Advisor’s affiliates.

•	Exchange Act — The Securities Exchange Act of 1934.

•

Federal Securities Laws — The Federal Securities Laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•

Independent Director — An Independent Director of the Company means a director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Investment Company Act.

•	Investor — A stockholder in the Company.

•	Investment Company Act — The Investment Company Act of 1940, as amended.

•	Insider Trading — Trading personally or on behalf of others on the basis of Material Non-Public Information, or improperly communicating Material Non-Public Information to others.

•

IPO — An initial public offering. An IPO is an offering of Securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

•

Material Non-Public Information — Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Employees should consult with the Advisor’s CCO about any questions as to whether information constitutes Material Non-Public Information.

•	Natural Person — A human being, as opposed to a legal entity.

•

Private Placement — Also known as a “Limited Offering.” An offering that is exempt from registration pursuant to sections 4(a)(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

•

Purchase or Sale of a Covered Security — Purchase or Sale of a Covered Security is any transaction involving a Covered Security, including, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

•	SEC — The Securities and Exchange Commission.

•	Securities Act — The Securities Act of 1933, as amended.

•

Security — Stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” also includes any instrument commonly known as a security. Any questions about whether an instrument is a security for purposes of the Federal Securities Laws should be directed to the CCO.

•

Security Held or to be Acquired by the Company — A “Security Held or to be Acquired by the Company” means: (i) any Covered Security which, within the most recent 15 days (a) is or has been held by the Company or (b) is being or has been considered by the Company or the Advisor for purchase by the Company or (ii) any option to purchase or sell, and any Security convertible into or exchangeable for, a Covered Security described in subsection (i) of this definition.

Attachment — Code of Ethics Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by (for such time as I have been subject to it) and will continue to abide by StoneCastle Financial Corp.’s Code of Ethics (the “Code”). I understand that any questions about the Code should be directed to the CCO.

Print Name:

Signature:

Date:

Trade Pre-Clearance Form

Transaction Type:  Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

If you are seeking to invest in a private fund, describe the fund’s investment strategy.

Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1.              I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2.              The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.

Signature:	Date:

Print Name:

Internal Use Only

Reviewer:	Approved / Disapproved	Date:

Reasons Supporting Decision: